ADVISORS SERIES TRUST

                     OPERATING EXPENSES LIMITATION AGREEMENT

     THIS OPERATING EXPENSES LIMITATION AGREEMENT (the "Agreement") is effective as of the __ day of _________, 2003, by and between Advisors Series Trust, a Delaware statutory trust (the "Trust"), on behalf of Provident Investment Counsel Growth Fund, Provident Investment Counsel Small Cap Growth Fund, Provident Investment Counsel Mid Cap Fund, and the Provident Investment Counsel Twenty Fund (the "Funds"), each a series of the Trust, and the Advisor of the Fund, Provident Investment Counsel, Inc., a Massachusetts corporation (the "Advisor").

                                   WITNESSETH:

     WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Advisor dated as of the ___ day of _______ 2003, (the "Investment Advisory Agreement"); and

     WHEREAS, the Funds are responsible for, and has assumed the obligation for, payment of certain expenses pursuant to the Investment Advisory Agreement that have not been assumed by the Advisor; and

     WHEREAS, the Advisor desires to limit the Funds' Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of the Fund) desires to allow the Advisor to implement those limits;

     NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

     1. LIMIT ON OPERATING EXPENSES. The Advisor hereby agrees to limit the Funds' current Operating Expenses to an annual rate, expressed as a percentage of the respective average annual net assets to the amounts listed in Appendix A (the "Annual Limits") with respect to each Fund and Class so listed. In the event that the current Operating Expenses of a Fund or Class, as accrued each month, exceeds its Annual Limit, the Advisor will pay to the Fund or Class, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

     2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to a Fund or Class, is defined to include all expenses necessary or appropriate for the operation of a Fund or Class, including the Advisor's investment advisory or management fee detailed in the Investment Advisory Agreement, any Rule 12b-1 fees and other expenses described in the Investment Advisory Agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

     3. REIMBURSEMENT OF FEES AND EXPENSES. The Advisor retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Investment Advisory Agreement.

     4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect indefinitely and for a period of not less than one year, unless sooner terminated as provided in Paragraph 5 of this Agreement.

     5. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of a Fund or Class, upon sixty (60) days' written notice to the Advisor. This Agreement may not be terminated by the Advisor without the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld. This Agreement will automatically terminate if the Investment Advisory Agreement is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement's termination.

     6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

     7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

     8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

ADVISORS SERIES TRUST
on behalf of Provident Investment Counsel Growth Fund - Class I, Provident Investment Counsel Small Cap Growth Fund - Class I, Provident Investment Counsel Small Cap Growth Fund - Class A, Provident Investment Counsel Mid Cap Fund - Class B and Provident Investment Counsel Twenty Fund - Class I

By:
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Name:
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Title:
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PROVIDENT INVESTMENT COUNSEL, INC.

By:
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Name:
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Title:
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                                   Appendix A

                                                                    Operating
Fund                                                              Expense Limit
------                                                       -------------------

Provident Investment Counsel Growth Fund - Class I                    0.95%
Provident Investment Counsel Small Cap Growth Fund - Class I          1.00%
Provident Investment Counsel Small Cap Growth Fund - Class A          1.40%
Provident Investment Counsel Mid Cap Fund - Class B                   1.65%
Provident Investment Counsel Twenty Fund - Class I                    1.10%